NATIONSBANK CORPORATION

                          RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                     AND PREFERRED DIVIDENDS
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                                                                                           Year End
                                                                                          December 31
                                                  9 months
                                                   Ended
                                             September 30, 1994     1993         1992         1991         1990         1989
                                                                             (Dollars in Thousands)

Excluding Interest on Deposits
Income before taxes........................ $        1,966,768 $  1,991,103 $  1,396,213 $    108,524    $625,467      $1,287,306

Equity in undistributed earnings
  of unconsolidated subsidiaries...........             (1,904)      (4,756)      (1,426)      (1,114)       (668)           (471)

Fixed charges:
     Interest expense (including
       capitalized interest)...............          1,997,090    1,420,800      915,880    1,290,755   1,851,513       1,691,394
     Amortization of debt discount and
       appropriate issuance costs..........              6,368        6,377        3,000        2,093       2,872           2,863
     1/3 of net rent expense...............             86,390       95,786       90,667       81,909      66,195          60,341
Total fixed charges........................          2,089,848    1,522,963    1,009,547    1,374,757   1,920,580       1,754,598

Preferred dividend requirements............             11,728       15,737       29,260       30,775      37,979          38,644

Earnings (excluding capitalized interest).. $        4,054,712 $  3,509,310 $  2,398,329 $  1,470,621  $2,533,093      $3,033,954

Fixed charges.............................. $        2,101,576 $  1,538,700 $  1,038,807 $  1,405,532  $1,958,559      $1,793,242

Ratio of Earnings to Fixed Charges.........               1.93         2.28         2.31         1.05        1.29            1.69

Including Interest on Deposits


Income before taxes........................ $        1,966,768 $  1,991,103 $  1,396,213 $    108,524    $625,467      $1,287,306

Equity in undistributed earnings
  of unconsolidated subsidiaries...........             (1,904)      (4,756)      (1,426)      (1,114)       (668)           (471)

Fixed charges:
     Interest expense (including
       capitalized interest)...............          3,693,877    3,570,079    3,687,650    5,611,057   6,683,262       6,286,088
     Amortization of debt discount and
       appropriate issuance costs..........              6,368        6,377        3,000        2,093       2,872           2,863
     1/3 of net rent expense...............             86,390       95,786       90,667       81,909      66,195          60,341
Total fixed charges........................          3,786,635    3,672,242    3,781,317    5,695,059   6,752,329       6,349,292

Preferred dividend requirements............             11,728       15,737       29,260       30,775      37,979          38,644

Earnings (excluding capitalized interest).. $        5,751,499 $  5,658,589 $  5,170,099 $  5,790,923  $7,364,842      $7,628,648

Fixed charges.............................. $        3,798,363 $  3,687,979 $  3,810,577 $  5,725,834  $6,790,308      $6,387,936

Ratio of Earnings to Fixed Charges.........               1.51         1.53         1.36         1.01        1.08            1.19

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